Exhibit 99.2

Sequential Brands Group Announces Inducement Equity Grants

January 9, 2020, NEW YORK--(Globe Newswire)—Sequential Brands Group, Inc. (NASDAQ:SQBG) (the “Company”), today announced that it granted to David Conn as an inducement to accept his appointment as Chief Executive Officer of the Company, 200,000 restricted stock units with respect to the Company’s common stock, $0.01 par value (“Common Stock”), 400,000 restricted stock units with respect to the Common Stock, vesting in three equal annual installments, and 900,000 performance stock units to be eligible for vesting for the fiscal years ended 2020, 2021 and 2022, subject to achievement of performance goals to be determined by the Board.  The inducement grants were made as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4) and were not granted under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) but are subject to the same terms and conditions as provided in the 2013 Plan.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands in the active and lifestyle categories. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and around the world. For more information, please visit Sequential's website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.